UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A/A

(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

Stratus Properties Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37716	72-1211572
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

212 Lavaca St., Suite 300, Austin, TX	78701
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 478-5788

(Former Name or Former Address, if Changed since Last Report)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	The NASDAQ Stock Market

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates:         N/A         (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:

                         None

(Title of class)

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Stratus Properties Inc. (Stratus) hereby amends its registration statement on Form 8-A, which Stratus filed with the Securities and Exchange Commission on September 22, 2020, as amended by Stratus’ registration statement on Form 8-A/A filed with the Securities and Exchange Commission on March 15, 2021, as follows:

Item 1. Description of Registrant’s Securities To Be Registered.

On August 12, 2021, Stratus and Computershare Inc., a Delaware corporation, as rights agent, entered into Amendment No. 2 (the Amendment No. 2) to the Stockholder Rights Agreement, dated as of September 22, 2020, and amended March 12, 2021 (as amended, the Rights Agreement). Pursuant to Amendment No. 2, the Final Expiration Time (as defined in the Rights Agreement) was advanced from the Close of Business on September 22, 2023 to the Close of Business on August 12, 2021. As a result of Amendment No. 2, effective as of the Close of Business on August 12, 2021, the Rights (as defined in the Rights Agreement) expired and are no longer outstanding and the Rights Agreement has terminated. Capitalized terms used but not defined herein have the meaning given in the Rights Agreement.

The foregoing description does not purport to be complete and is qualified in its entirety by reference to the full text of the Rights Agreement and Amendment to Stockholder Rights Agreement, copies of which are attached hereto as Exhibit 4.1 and Exhibit 4.2, respectively, and Amendment No. 2, a copy of which is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Composite Certificate of Incorporation of Stratus Properties Inc.
3.2	Certificate of Elimination of the Series D Participating Cumulative Preferred Stock of the Company, dated August 12, 2021 (incorporated herein by reference to Exhibit 3.1 to Stratus’ Current Report on Form 8-K filed on August 13, 2021).
4.1	Stockholder Rights Agreement, dated as of September 22, 2020, by and between Stratus Properties Inc. and Computershare Inc., as Rights agent (which includes the Form of Rights Certificate as Exhibit C thereto) (incorporated herein by reference to Exhibit 4.1 to Stratus’ Current Report on Form 8-K filed on September 22, 2020).
4.2	Amendment to Stockholder Rights Agreement, dated as of March 12, 2021, by and between Stratus Properties Inc. and Computershare Inc., as Rights Agent (incorporated herein by reference to Exhibit 4.2 to Stratus’ Current Report on Form 8-K filed on March 15, 2021).
4.3	Amendment No. 2 to Stockholder Rights Agreement, dated as of August 12, 2021, by and between Stratus Properties Inc. and Computershare Inc., as Rights Agent (incorporated herein by reference to Exhibit 4.3 to Stratus’ Current Report on Form 8-K filed on August 13, 2021).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

STRATUS PROPERTIES INC.

Date: August 13, 2021
	By:	/s/ Erin D. Pickens
Name: Erin D. Pickens
Title: Senior Vice President and Chief Financial Officer (authorized signatory and Principal Financial Officer)